Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

GLOBAL OIL PRODUCTION, LLC,

AND

WILMINGTON MANAGEMENT, LLC,

AS SELLERS

AND

WARREN RESOURCES OF CALIFORNIA, INC.,

AND

WARREN E&P, INC.,

AND WARREN RESOURCES, INC.,

AS BUYERS

Dated December 9, 2005

TABLE OF CONTENTS

Section 1 PURCHASE AND SALE OF ASSETS
1.1.	Purchase and Sale of Assets.
1.2.	Assumption of Liabilities.
1.3.	Purchase Price and Escrow
1.4.	Allocation of Purchase Price.
1.5.	Allocation of Expenses
1.6.	Allocation of Revenues and Gross Receipts.
1.7.	Settlement Statements.

Section 2 . CLOSING
2.1.	Closing Date
2.2.	Buyers’ Closing Date Deliveries
2.3.	Sellers’ Closing Date Deliveries

Section 3 . REPRESENTATIONS AND WARRANTIES OF SELLERS
3.1.	Organization and Power and Authority of Seller
3.2.	Authority of Seller; Conflicts.
3.3.	Condition of Title
3.4.	Litigation
3.5.	No Brokers
3.6.	Inducement
3.7.	No Knowledge of Breach

Section 4 . REPRESENTATIONS AND WARRANTIES OF BUYERS
4.1.	Organization of Buyers
4.2.	Authority of Buyers
4.3.	No Litigation
4.4.	Securities Laws.
4.5.	No Brokers
4.6.	Financial Ability
4.7.	No Knowledge of Breach
4.8.	Independent Analysis

Section 5 . ACTION PRIOR TO THE ADJUSTMENT TIME
5.1.	Operations Prior to the Adjustment Time.
5.2.	Risk of Loss; Insurance
5.3.	Reasonable Efforts
5.4.	Confidentiality
5.5.	Notification of Certain Other Matters
5.6.	Employment

Section 6 . ADDITIONAL AGREEMENTS
6.1.	General Matters

i

6.2.	Data
6.3.	Hazardous Substances
6.4.	Seismic Hazards
6.5.	Earthquake Zone

Section 7 . CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSING
7.1.	No Delay
7.2.	Related Agreements
7.3.	Conditions Precedent To Obligations Of Buyers
7.4.	Conditions Precedent To Obligations Of Seller

Section 8 . INDEMNIFICATION
8.1.	Indemnification by Seller
8.2.	Indemnification by Buyers
8.3.	Notice of Claims.
8.4.	Third Person Claims.
8.5.	Limitations.
8.6.	Mitigation
8.7.	Subrogation
8.8.	No Offset

Section 9 . TERMINATION
9.1.	Termination.

Section 10 . GENERAL PROVISIONS
10.1.	Survival of Covenants, Representations and Warranties
10.2.	No Public Announcement
10.3.	Notices
10.4.	Successors and Assigns
10.5.	Seller’s Access to Records after Closing
10.6.	Entire Agreement; Amendments
10.7.	Interpretation.
10.8.	Amendments and Waivers
10.9.	Bulk Sales Laws
10.10.	Expenses
10.11.	Partial Invalidity
10.12.	Execution in Counterparts; Facsimile
10.13.	Governing Law
10.14.	Jurisdiction; Waiver of Jury Trial
10.15.	Attorneys’ Fees
10.16.	Time of Essence
10.17.	Disclaimer of Warranties
10.18.	References to U.S. Dollars
10.19.	Further Assurances.
10.20.	No Rescission
10.21.	Specific Performance

Section 11 . DEFINITIONS
11.1.	Definitions

LIST OF EXHIBITS

Exhibit A-1	Assignment, Assumption and Bill of Sale

Exhibit A-2	Assignment and Assumption of Contracts and Liabilities

Exhibit B	Quitclaim Deed – Surface Properties

Exhibit C	Quitclaim Deed – Mineral Properties

Exhibit D	Change of Operator Form

Exhibit E	Holdback Escrow Agreement

LIST OF SCHEDULES

Schedule 1.1(c)(xii)	Excluded Agreements

Schedule 1.1(c)(xiii)	Miscellaneous Excluded Assets

Schedule 1.1(c)(xiv)	Excluded Surface Estate

Schedule 1.2	Contracts

Schedule 1.4	Allocation of Purchase Price

Schedule 3.2	No Violation

Schedule 3.4	Litigation; Claims

Schedule 7.4	Replacement of Guarantees and Letters of Credit

Schedule 11.1	Properties Relating to the NWU

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated December 9, 2005, by and between Global Oil Production, LLC, a California limited liability company (“Global”), Wilmington Management, LLC, a California limited liability company (“Wilmington”) (Global and Wilmington are sometimes referenced herein individually as “Seller” and collectively as the “Sellers”), and Warren Resources of California, Inc., a California corporation (“WRC”), and Warren E&P, Inc., a New Mexico corporation (“WEP”), and Warren Resources, Inc., a Maryland corporation (“WRI”) (collectively, WRC, WEP and WRI are called the “Buyers”).

WHEREAS, Sellers desire to sell to Buyers, and Buyers desire to purchase from Seller, all of Sellers’ interest in the Assets (as hereinafter defined), and Buyers are willing to assume the Assumed Liabilities (as hereinafter defined), all on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, it is hereby agreed between Sellers and Buyers as follows (certain initially capitalized terms used herein are defined in Section 11):

SECTION 1  PURCHASE AND SALE OF ASSETS

1.1.                              Purchase and Sale of Assets.

(a)                                  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Global shall irrevocably sell, convey, transfer, assign and deliver to Buyers and Buyers shall purchase from Global all of Global’s right, title and interest in and to all of the Assets.

(b)                                 Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Wilmington shall irrevocably sell, convey, transfer, assign and deliver to Buyers and Buyers shall purchase from Wilmington all of Wilmington’s right, title and interest in and to all of the Assets.

(c)                                  Notwithstanding anything to the contrary herein, Seller shall not contribute, convey, assign, or transfer to Buyers, and Buyers shall not acquire or have any rights to acquire, any assets (the “Excluded Assets”) other than those specifically set forth in Sections 1.1(a) or (b).  Without limiting the generality of the foregoing, the following shall constitute Excluded Assets:

(i)                  All cash, cash equivalents and securities of either Seller;

(ii)               All intercompany notes, drafts and accounts receivable or other obligations for the payment of money;

(iii)            All bank and other depository accounts and safe deposit boxes of either Seller;

(iv)           All refunds of Taxes and Tax loss carryforwards of either Seller relating to the Assets for any period or portion thereof ending on or prior to the Closing Date (and any such refunds received by Buyers shall be promptly paid over by Buyers to such Seller);

(v)              All of Seller’s right, title and interest in and to all of the assets, properties and rights of Seller, of every kind, nature, character and description (accrued, contingent or otherwise), tangible and intangible, real, personal or mixed, including without limitation, Intellectual Property, which are owned, used or held for use by Seller exclusively to conduct any business operation or activity other than operation of the NWU, or which do not exclusively relate to the Assets or the Assumed Liabilities;

(vi)           Nontransferable Permits;

(vii)        All insurance policies of Seller relating to the Assets, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies, and any claims made on/or any such insurance policies;

(viii)     All Actions, credits, rights of setoff of any kind and all rights under and pursuant to all indemnities, warranties, representations, guarantees and other Contracts (including, without limitation, the Unit Agreement and the Unit Operating Agreement) arising for any period or portion thereof ending on or prior to the Adjustment Time;

(ix)             All Actions, demands, rights and privileges against third parties that relate to any of the Excluded Assets or Excluded Liabilities, including Actions and rights under insurance policies relating thereto;

(x)                All other assets used exclusively in connection with either Seller’s limited liability company functions (including, but not limited to, the entity name, taxpayer and other identification numbers, seals, minute books and records);

(xi)             All rights of Sellers under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by Seller or Buyers in connection with the transactions contemplated hereby;

(xii)          The agreements set forth on Schedule 1.1(c)(xii);

(xiii)       The assets set forth on Schedule 1.1(c)(xiii); and.

(xiv)      The surface estate only of nine (9) fee simple lots more particularly described in Schedule 1.1(c)(xiv) attached.

1.2.                              Assumption of Liabilities.

(a)                                  Upon the terms and subject to the conditions set forth herein, at the Closing, Buyers shall assume from Sellers (and thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer and assign to Buyers, all of the Assumed Liabilities.

(b)                                 For all purposes of and under this Agreement, “Assumed Liabilities” shall mean, refer to and include only the following Liabilities of each Seller, arising out of or relating to the operation of the NWU and/or the Assets, known or unknown, contingent or mature, and specifically excluding the Excluded Liabilities (as defined below):

(i)                                     All Liabilities of either or both Sellers accruing after the Adjustment Time under any working interests, royalty agreements, leases, contracts, licenses and other rights included within the NWU Assets (collectively “Contracts”) as shown on Schedule 1.2 attached hereto;

(ii)                                  All Liabilities attributable to either or both Sellers under the Unit Agreement or otherwise, whether arising before or after the Closing Date, to properly plug and abandon all wells within the NWU; abandon all flowlines and other pipelines; remove all equipment and facilities; close all pits and sumps; remediate all soil and ground water that may have been impacted by oil and gas production operations; and restore the surface and/or subsurface associated with the NWU, including all surface properties (collectively, the “Plugging Obligations”) in accordance with the rules, regulations, and requirements of any governmental authority having jurisdiction thereof and in accordance with all obligations, express or implied, in the Unit Agreement and any other Related Agreement, regardless of when these obligations arose or arise;

(iii)                               All Liabilities of either or both Sellers associated, in any way, with the NWU, arising for any period from and after the Adjustment Time, but not before, whether such Liabilities arise out of Unit Operations, ownership of the Assets or otherwise;

(iv)                              All Liabilities and obligations of Operator under the Unit Operating Agreement from and after the Adjustment Time;

(v)                                 All Liabilities of either or both Sellers arising out of or related to Environmental Laws or Hazardous Substances associated, in any way, with the NWU or the Assets, whether arising before or after the Closing Date, including, without limitation, all CERCLA and CERCLA-like Liabilities, whether such Liabilities arise out of Unit Operations, Ownership of the Assets, Sellers’ negligence or otherwise (collectively, “Environmental Obligations”); and

(vi)                              Any Liability for which there is an associated downward adjustment to the Purchase Price under Sections 1.5, 1.6 or 1.7.

(c)                                  Buyers shall not assume any Liabilities other than the “Assumed Liabilities.” All Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”) shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Excluded Liabilities” shall include:

(i)                                     Liabilities of either Seller that arise out of or relate to the Assets prior to the Adjustment Time, except for Plugging Obligations, Environmental Obligations and Liabilities for which there is an associated downward adjustment to the Purchase Price under Sections 1.5, 1.6 or 1.7;

(ii)                                  Liabilities for Income Taxes of either Seller;

(iii)                               Liabilities of either Seller in respect of transaction costs payable by it pursuant to Section 10.10;

(iv)                              Liabilities of either Seller related to any employee of Sellers or any employee benefit plan;

(v)                                 Liabilities for amounts of Taxes collected or withheld by Sellers and payable to any Governmental Authority;

(vi)                              Liabilities of either Seller under this Agreement or any Seller Transaction Agreement;

(vii)                           Liabilities of either Seller, to the extent such Liabilities do not arise out of or relate to the Assets or the Operation of the Unit (including Liabilities relating exclusively to the Excluded Assets);

(viii)                        Except for Plugging Obligations, Environmental Obligations and Liabilities for which there is an associated downward adjustment to the Purchase Price under Sections 1.5, 1.6 or 1.7, Liabilities under the Contracts assumed by Buyers pursuant to Section 1.2 to the extent arising prior to the Adjustment Time;

(ix)                                Liabilities arising out of or relating to Sellers’ loan indebtedness and/or credit facilities or any security interest related thereto;

(x)                                   Liabilities to Sellers or to any Affiliate of Sellers (other than obligations arising under the Unit Operating Agreement from and after the Adjustment Time); and

(xi)                                Liabilities to indemnify, reimburse or advance amounts to any officer, director, member, manager, employee or agent of Sellers.

1.3.                              Purchase Price and Escrow.

(a)                                  For purposes of this Agreement, the Escrow shall be deemed opened on the date Escrow Agent shall have received an executed counterpart of this Agreement from both Buyers and Sellers.  Escrow Agent shall notify Buyer and Sellers, in writing, of the date the Escrow is opened and established.  In addition, Buyer and Sellers agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Agent or other instruments as may reasonably be required by Escrow Agent in order to consummate the transaction contemplated by this Agreement.  Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement.  If there is any inconsistency between such supplemental instructions and this Agreement, this Agreement shall control.

(b)                                 On the Closing Date, Buyers shall pay, or cause the Escrow Agent to pay to Sellers, and the Sellers shall accept, together with the assumption of the Assumed

Liabilities, in full payment for the Assets, an aggregate cash amount equal to Twenty-Three Million Dollars ($23,000,000.00) (the “Purchase Price”) plus or minus any adjustments reflected on the Preliminary Settlement Statement.  The Purchase Price shall be apportioned between Sellers in accordance with Schedule 1.4 attached.

(c)                                  If any adjustment under Section 1.7 results in a reduction in the Purchase Price in excess of the Holdback Amount (as hereinafter defined), Sellers shall pay to Buyer the amount of such reduction, and if any adjustment results in an increase in the Purchase Price, Buyer shall pay to Sellers the amount of such increase, in each case by wire transfer of immediately available funds to an account designated by the party receiving payment within five (5) Business Days after the final determination of the amount of such reduction or increase in Purchase Price, plus interest on the amount of such reduction or increase from the Closing Date to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate in effect on the Closing Date.

(d)                                 Deposit of Purchase Price With Escrow Agent.  The Purchase Price shall be deposited into Escrow by the Buyers as follows:

(i)                                     On or before five (5) days prior to Closing, Buyers shall deliver to the Escrow Agent, a cashier’s check or other immediately available funds in the sum of Twenty-Three Million Dollars ($23,000,000.00), plus or minus any adjustments reflected on the Preliminary Settlement Statement.

(ii)                                  At the Closing, the Escrow Agent shall pay to each Seller an amount equal to such Seller’s share of the Purchase Price, subject to adjustments, by means of a wire transfer of immediately available U.S. funds to one or more accounts designated by such Seller to Buyers, less an amount equal to 5% of the Purchase Price (the “Holdback Amount”), which shall be retained by the Escrow Agent in a separate escrow account (the “Holdback Escrow Account”) for a period of six (6) months following the Closing solely to secure the Sellers’ indemnification obligations under Section 8.  The Holdback Amount will be distributed in accordance with the Holdback Escrow Agreement in the form attached as Exhibit ”E” hereto.

1.4.                              Allocation of Purchase Price.

(a)                                  On the Closing Date, the consideration for the Assets provided herein shall be allocated among the various categories of Assets in accordance with Schedule 1.4.  Buyer and each Seller shall execute and file all Tax Returns in a manner consistent with the allocation determined pursuant to this Section 1.4 and shall not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with such allocation.  Buyer and each Seller shall each timely file a Form 8594 with the IRS in accordance with the requirements of Section 1060 of the Internal Revenue Code.

(b)                                 Any disagreements regarding the allocation required by Section 1.4(a) shall be submitted for final and binding resolution to a tax partner at a Neutral Accounting Firm to resolve such disagreements (the “Tax Arbitrator”).  The Tax Arbitrator shall be a tax partner at a Neutral Accounting Firm selected by mutual agreement of Buyer and Sellers; provided that if the parties are unable to agree on a tax partner at a Neutral Accounting

Firm to act as the Tax Arbitrator, each party shall select a Neutral Accounting Firm and such firms together shall select a tax partner at another Neutral Accounting Firm to act as the Tax Arbitrator.  The Tax Arbitrator will only consider those items as to which Buyer and Sellers have disagreed and must resolve the matter in accordance with the terms and provisions of Schedule 1.4.  The Tax Arbitrator shall deliver to Buyer and Sellers, as promptly as practicable and in any event within ninety (90) calendar days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with Schedule 1.4.  The Tax Arbitrator shall select as a resolution the position of either Buyer or Sellers for each item of disagreement and may not impose an alternative resolution.  The determination of the Tax Arbitrator shall be final and binding upon Buyer and Seller.  The fees, expenses and costs of the Tax Arbitrator shall be borne by the party whose position the Tax Arbitrator does not select.  Other than such fees and expenses of the Tax Arbitrator, Buyer and Sellers shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to Section 1.4(a) and this Section 1.4(b).

1.5.                              Allocation of Expenses.   On the Closing Date, the following expenses attributable to the Assets and/or the operation of the NWU, regardless of whether such expenses would be otherwise payable by the Operator under the Unit Operating Agreement, shall be allocated between and are hereby assumed by Buyers and Sellers as follows:

(a)                                  Taxes, Utilities, and Prepaid Expenses.  All Production Taxes and Property Taxes shall be apportioned between Buyers and the respective Seller as of 5:00 P.M. on December 31, 2005 (the “Adjustment Time”).  The basis of the apportionment will be the current assessment for the fiscal year in which the Closing Date occurs or, if that assessment is not known, then the basis of the apportionment will be the assessment for the previous fiscal year. If Property Taxes have not been paid before Closing, the same shall be reflected on the Preliminary Settlement Statement.  Buyers will be credited for Sellers’ portion of the Property Taxes. If they have been paid before Closing, Sellers will be credited for Buyers’ portion of the taxes. Buyers will be responsible for all Property Taxes that are applied to the Assets after the Adjustment Time.  If the Production Taxes are based on prior year’s production, the assessment will be apportioned between Sellers (on the one hand) and Buyers (on the other hand) as of the Adjustment Time on the Preliminary Closing Statement; provided, however, Buyers will be responsible for paying or withholding all taxes that are assessed after the Adjustment Time.  All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyers and such Seller as of the Adjustment Time, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year.  All prepaid expenses (including any rent) paid by either Sellers prior to the Closing Date in respect of the Assets and/or the operation of the NWU shall be apportioned between Buyers and such Seller as of the Adjustment Time computed on the basis of the benefit received by such Seller on or before December 31, 2005, and the benefit to be received by Buyers subsequent to December 31, 2005, with respect to any Contract or other matter to which the prepaid expense relates.  All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on December 31, 2005.  During the six (6) month period subsequent to December 31, 2005, Sellers shall advise Buyers and Buyers shall advise Sellers of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such six (6) month period.  In the event Buyers or either Seller shall receive bills after the Closing Date for expenses incurred prior to December 31, 2005 that were not prorated in accordance with this Section 1.5(a), then Buyers or such Seller, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsible party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses).

(b)                                 Transfer Taxes.  Buyers and each Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Assets.  Sellers and Buyers shall equally share and pay on a 50% each basis all such transfer Taxes, including any penalties, interest and additives to Tax, incurred in connection with the purchase and sale of the Assets.  Such Tax Returns shall be prepared in a manner that is consistent with the determination of the aggregate fair market values of the Assets by the categories contemplated by Section 1.4.

(c)                                  Tax Prosecution Rights.  Sellers shall have the right (at their own expense) to prosecute and continue to prosecute subsequent to the Closing any pending Tax certiorari proceedings for the Assets for the Tax year in which the Closing occurs and all prior Tax years.  Any refunds obtained for such claims for any Tax years prior to the Tax year in which the Closing occurs and the pro rata portion of any refunds obtained for such claims for the Tax year in which the Closing occurs, net of the expenses incurred in obtaining such pro rated refunds, shall be paid to the Seller to whom such refund relates.

1.6.                              Allocation of Revenues and Gross Receipts.

(a)                                  Oil in Storage.  All “Oil in Storage” at the Adjustment Time, including working inventory, belongs to Global.  Oil in Storage includes all Oil in the system downstream of the wellhead at the Adjustment Time, including Oil in stock tanks, wash tanks, heater treaters, flowlines, and pipelines.  Oil in Storage will be determined by the sum of the following:  (i) Oil in stock tanks, as gauged by Global at the Adjustment Time; plus (ii) five (5) barrels (representing the agreed upon amount of Oil downstream of the wellhead other than oil in stock tanks).  Buyers and Global may be present when the stock tanks are gauged.  At the Closing, title to Global’s Oil in Storage will transfer to Buyers.  At the Closing, the Purchase Price paid to Global shall be increased by an amount determined by multiplying the estimated Oil in Storage by the price that would have been received for such Oil had such Oil been sold on December 31, 2005.  This amount shall be set forth on the Preliminary Settlement Statement.

(b)                                 Proceeds, Costs and Expenses.  Except as otherwise provided in this Agreement, Sellers reserve all rights to their proportionate share of proceeds (including, without limitation, all rents, royalties and other revenues of any nature), including proceeds held in suspense or escrowed, receipts, reimbursements, credits, accounts and income attributable to the Assets and accruing before the Adjustment Time.  Except as otherwise provided in this Agreement, all proceeds, receipts, credits, income and charges attributable to the Assets and accruing from and after the Adjustment Time will be Buyers’ property and responsibility.  Except as otherwise provided in this Agreement, Sellers will be responsible for (i) payment of charges and invoices for costs and expenses accruing before the Adjustment Time and attributable to the Assets, and (ii) payments necessary as the result of sales of production from the Assets occurring before the Adjustment Time (including payments out of proceeds held in suspense or escrow).

Buyers will be responsible for (i) payment of all charges and invoices for costs and expenses accruing after the Adjustment Time, (ii) payments necessary as the result of sales of production from the Assets occurring after the Adjustment Time (including payments to fund suspense obligations with respect to unknown working interest, royalty interest and overriding royalty interest owners), and (iii) disbursements after the Adjustment Time, but if either Seller makes any payments or disbursements as contemplated in this Agreement, Buyers will reimburse such Seller for the amounts paid.  All amounts due from one party to the other under this section may be made by debits and credits in the Preliminary Settlement Statement and the Final Settlement Statement.

(c)                                  Suspended Funds. Global will retain all funds that are held in suspense (or will be received into the suspense account with respect to oil sales and other activities occurring while Global served as Unit Operator) with respect to working interest, royalty interest and overriding royalty interest owners as of the date that Global ceases to serve as Unit Operator and will be solely responsible for the disbursement of such funds to the Persons entitled thereto.

1.7.                              Settlement Statements.

(a)                                  Preliminary Settlement Statement.  No later than ten (10) days prior to the Closing Date, Sellers shall prepare and deliver to Buyers, based upon the best information available to Sellers, a Preliminary Settlement Statement (the “Preliminary Settlement Statement”) that reports estimates as of the Adjustment Time of the amounts due to and from Buyers and Sellers (or either of them) hereunder on the Closing Date.

(b)                                 Final Settlement Statement.  On or before the last day of the sixth full month after the Closing Date, Sellers shall prepare and deliver to Buyers a statement setting forth the Final Settlement Statement as of the close of business on the business day immediately preceding the Closing Date (the “Final Settlement Statement”).  Buyers shall cooperate with Sellers in connection with, and shall furnish to Sellers all such information as Sellers may reasonably require, in the preparation of the Final Settlement Statement. The Final Settlement Statement shall set forth, in detail, all credits and debits regarding operations of the NWU as of the Adjustment Time, including any amounts paid or received thereafter, any other debits and credits, either cash or accrued, but excluding income and franchise taxes, determined in accordance with Sellers’ historic accounting practices, and shall state any adjustments required to reflect differences between the estimates made in the Preliminary Settlement Statement and the actual amounts due and owing the Parties as provided in this Agreement as of the close of business on December 31, 2005.

(c)                                  Accounting Methods.  The Final Settlement Statement will be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies as were used in the preparation of the Preliminary Settlement Statement.  Buyers shall cause the Buyers’ employees to assist Sellers in the preparation of the Final Settlement Statement.

(d)                                 Access.  Each party shall provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Final Settlement Statement and the resolution of any disputes that may arise under this Section 1.7.

(e)                                  Disagreement.  If Buyers disagrees with the determination of the actual amounts due and owing as shown on the Final Settlement Statement, Buyers shall notify Sellers in writing of such disagreement within thirty (30) calendar days after delivery of the Final Settlement Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such thirty (30) calendar day period, neither Buyers nor Sellers may introduce additional disagreements with respect to any item in the Final Settlement Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyers and Seller and will be final and binding upon the parties.  During the thirty (30) calendar day period of its review, Buyers shall have reasonable access to any documents, schedules or workpapers used in the preparation of the Final Settlement Statement.

(f)                                    Dispute Resolution.  Buyers and Sellers agree to negotiate in good faith to resolve any such disagreement.  If Buyers and Seller are unable to resolve all disagreements properly identified by Buyers pursuant to Section 1.7(e) within thirty (30) calendar days after delivery to Sellers of written notice of such disagreement, then such disagreements shall be submitted for final and binding resolution to a Neutral Accounting Firm to resolve such disagreements (the “Accounting Arbitrator”).  The Accounting Arbitrator shall be a Neutral Accounting Firm selected by mutual agreement of Buyers and Sellers; provided that (i) if, within fifty (50) calendar days after Buyers has delivered its notice of disagreement to Sellers pursuant to Section 1.7(e), the parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, each party shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) calendar days of written demand therefor by the other party, the Neutral Accounting Firm selected by the other party shall act as the Accounting Arbitrator.  The Accounting Arbitrator will only consider those items and amounts set forth in the Final Settlement Statement as to which Buyers and Sellers have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall deliver to Buyers and Sellers, as promptly as practicable and in any event within ninety (90) calendar days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement.  The Accounting Arbitrator shall select as a resolution the position of either Buyers or Sellers for each item of disagreement and may not impose an alternative resolution.  The Accounting Arbitrator shall make its determination based exclusively on presentations and supporting material provided by the parties and not pursuant to any independent review.  The determination of the Accounting Arbitrator shall be final and binding upon Buyers and Sellers.  The fees, expenses and costs of the Accounting Arbitrator shall be borne by the party whose position the Accounting Arbitrator does not select.  Other than such fees and expenses of the Accounting Arbitrator, Buyers and Sellers shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to Section 1.7(e) and this Section 1.7(f).

(g)                                 Procedure.  The parties hereto agree that the procedure set forth herein with respect to the Final Settlement Statement, and the purchase price adjustment provided herein, are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications or estimation methodologies for purposes of determining the asset and liability balances from those used in the preparation of the Preliminary Settlement Statement.

SECTION 2.  CLOSING

2.1.                              Closing Date.  The Closing shall be consummated on a date and at a time agreed upon by Buyers and Seller, but in no event later than 11:00 a.m. on December 30, 2005, at the offices of Sheppard Mullin Richter & Hampton, LLP, 501 West Broadway, 19th Floor, San Diego, California 92101, or at such other place as shall be agreed upon by Buyers and Seller.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”

2.2.                              Buyers’ Closing Date Deliveries.  At the Closing, Buyers shall deliver to Seller all of the following:

(a)                                  The delivery of the Purchase Price to Sellers as provided in Section 1.3 above.

(b)                                 The following-described executed and acknowledged instruments:

(i)                                     The Assignment, Assumption and Bill of Sale and the Assignment and Assumption of Contracts and Liabilities, providing for among others the assignment of the Assumed Liabilities by Seller to Buyers and the assumption of the same by Buyers and the sale of the Equipment to Buyers, substantially in the forms of Exhibit ”A-1” and Exhibit ”A-2” executed by a duly authorized officer of Buyers;

(ii)                                  All other instruments and certificates reasonably required hereby;

(iii)                               Preliminary Change of Ownership Report in the form required to record the conveyancing instruments; and

(iv)                              The Holdback Escrow Agreement.

(c)                                  A Preliminary Settlement Statement that reports estimates as of the Effective Date of the amounts due to and from Buyers and Sellers.

(d)                                 All other instruments and certificates of assumption and release as Seller may reasonably request in order to effectively make Buyers responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.

(e)                                  A copy of each of Buyer’s charters certified as of a recent date by the Secretary of State of the state of its formation.

(f)                                    A certificate of good standing for each of Buyers issued as of a recent date by the Secretary of State of the states of their formation and California.

(g)                                 A certificate of the secretary or an assistant secretary of Buyers, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) the lack of amendments to the certificate of incorporation of Buyers since the date of the certificate referred to in Section 2.2(c) above; (ii) the bylaws of Buyers; (iii) the resolutions of the Board of Directors of Buyers authorizing the execution and performance of this Agreement, any Buyers Transaction Agreement and the transactions contemplated hereby and thereby; and (iv) the incumbency and signatures of the officers of Buyers executing this Agreement and any Buyers Transaction Agreement.

(h)                                 Counterparts of real estate transfer tax or documentary stamp Tax Returns, if required.

(i)                                     A certified or official bank check made payable to the appropriate taxing authority for the amount of transfer tax imposed in connection with the conveyance of the Assets.

2.3.                              Sellers’ Closing Date Deliveries.  At the Closing, Sellers shall deliver to Buyers all of the following:

(a)                                  The following-described executed and acknowledged instruments:

(i)                                     The Assignment, Assumption and Bill of Sale and the Assignment and Assumption of Contracts and Liabilities, substantially in the forms of Exhibit ”A-1” and Exhibit ”A-2” executed by a duly authorized officer of Buyers;

(ii)                                  The Quitclaim Deed – Surface Properties substantially in the form of Exhibit ”B”, executed by a duly authorized officer or manager of Sellers;

(iii)                               The Quitclaim Deed – Mineral Properties substantially in the form of Exhibit ”C”, executed by a duly authorized officer or manager of Sellers;

(iv)                              All other instruments and certificates reasonably required hereby;

(v)                                 Preliminary Change of Ownership Report in the form required to record the conveyancing instruments; and

(vi)                              The Holdback Escrow Agreement.

(b)                                 A Preliminary Settlement Statement that reports estimates as of the Effective Date of the amounts due to and from Buyers and Sellers.

(c)                                  A duly executed resignation as Operator of the NWU and Change of Operator Form to be filed with the Department of Oil, Gas and Geothermal Resources in the form attached as Exhibit ”D”.

(d)                                 Copies of all instruments, certificates, documents and other filings (if applicable) necessary to release the Assets from all Encumbrances other than Permitted Encumbrances.

(e)                                  A copy of the Articles of Organization of each Seller certified by the Secretary of State of the State of California as of a recent date.

(f)                                    A certificate of good standing of each Seller issued as of a recent date by the Secretary of State of the State of California.

(g)                                 A certificate of the Manager of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyers, as to (i) the lack of amendments to the articles of organization of each Seller since the date of the certificate referred to in Section 2.3(e) above; (ii) the operating agreement of each Seller; (iii) any resolutions of the Manager of each Seller relating to the transactions contemplated by this Agreement and any Seller Transaction Agreement; and (iv) the incumbency and signature of the Manager of each Seller executing this Agreement and any Seller Transaction Agreement.

(h)                                 A properly executed certificate of nonforeign status, described under Treasury Regulation Section 1.1445-2(b)(2) (if applicable).

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby represents and warrants to Buyers as to itself and the Assets owned by it as set forth below to such Seller’s Knowledge:

3.1.                              Organization and Power and Authority of Seller.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  Seller has the limited liability company power and authority to own or lease and operate the Assets.

3.2.                              Authority of Seller; Conflicts.

(a)                                  Seller has the limited liability company power and authority to execute, deliver and perform this Agreement and the Seller Transaction Agreements and its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Seller Transaction Agreements by Seller and its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporate action.  This Agreement has been duly authorized, executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyers) is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, and each of the Seller Transaction Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Seller enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)                                 Except as set forth on Schedule 3.2, the execution, delivery and performance of the transactions contemplated by this Agreement by Seller does not and will not violate, conflict with, or result in the breach of, any term, condition or provision of or require the consent of any person (excluding any Governmental Authority) under: (i) any law, ordinance or governmental rule or regulation of which the Seller has Knowledge and to which the Seller or the Assets is subject; (ii) the governing documents of or any securities issued by the Seller; or (iii) any of the Contracts listed on Schedule 1.2 which is not reflected in the public records (it being expressly understood that Seller has not undertaken a review of any documents for purposes of making this representation or any other representation or warranty set forth in this Agreement and is under no obligation to do so).

3.3.                              Condition of Title.  Subject to the Permitted Encumbrances, Sellers will convey Defensible Title to the Assets to Buyers.  Sellers make no other representation or warranty as to the condition of title to the Assets.

3.4.                              Litigation.  There is no litigation, proceeding or governmental investigation pending or threatened in any court, arbitration board, administrative agency or tribunal against or relating to Sellers that would prevent or impede the consummation of this Agreement by Sellers.  Except as set forth on Schedule 3.4, Sellers do not know of and have no reasonable ground to know of any basis for any such litigation, proceeding or investigation, and the execution and performance of this Agreement by them will not result in a default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any applicable court or administrative agency.  Except as disclosed on Schedule 3.4, there are no actions, suits or proceedings pending, or to Sellers’ Knowledge threatened or noticed in writing against Sellers or the Assets, which could have a Material Adverse Effect on any of the Assets, including without limitation any written notice or claim from any governmental authority or person claiming any violation of any law, judgment, order, writ, injunction, decree, rule or regulation.

3.5.                              No Brokers.  Neither Seller nor any Person acting on their behalf has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

3.6.                              Inducement. Sellers acknowledge that their representations under this Section 3 are a material inducement to Buyer to enter into this Agreement with, and close the sale of the Assets from, Sellers.

3.7.                              No Knowledge of Breach.  To the Knowledge of Seller, none of the representations or warranties of Sellers herein is inaccurate or false.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYERS

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each Buyer hereby represents and warrants to Seller as to itself as set forth below to such Buyer’s Knowledge:

4.1.                              Organization of Buyers.  Each Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its formation.  Buyer has the corporate power and corporate authority to own or lease and operate its assets.

4.2.                              Authority of Buyers.

(a)                                  Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and the Buyers Transaction Agreements and its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Buyers Transaction Agreements by Buyer and its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporation action.  This Agreement has been duly authorized, executed and delivered by Buyers and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding obligation of Buyers, enforceable in accordance with its terms, and each of the Buyer’s Transaction Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Buyers enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)                                 The execution and delivery by Buyer of this Agreement and the Buyers Transaction Agreements, and the performance by Buyer of its obligations hereunder and thereunder, does not and will not:

(i)                                     Violate any provision of the certificates of incorporation or bylaws of Buyer;

(ii)                                  Violate any provision of any applicable Law relating to Buyer; or

(iii)                               Require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority.

4.3.                              No Litigation.  There is no litigation, proceeding or governmental investigation pending or threatened in any court, arbitration board, administrative agency or tribunal against or tribunal against or relating to Buyer that would prevent or impede the consummation of this Agreement by Buyer.  Buyer does not know of and have no reasonable ground to know of any basis for any such litigation, proceeding or investigation, and the execution and performance of this Agreement by it will not result in a default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any applicable court or administrative agency.

4.4.                              Securities Laws.

(a)                                  Buyer acknowledges that the solicitation of an offer for and the sale of the Assets has not been registered under any securities laws.

(b)                                 Buyer intends to acquire the Assets for its own benefit and account and is not acquiring the Assets with the intent of distributing fractional undivided interests in them or otherwise selling them in a manner that would be subject to regulation by federal or state securities laws.  If Buyer sells, transfers, or otherwise disposes of the Assets or fractional undivided interests in them in the future, it will do so in compliance with applicable federal and state laws.

(c)                                  Buyer represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.

4.5.                              No Brokers.  Neither Buyer nor any Person acting on its behalf has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement .

4.6.                              Financial Ability.  Buyers collectively have, and will have on the Closing Date, sufficient cash on hand from Buyers’ immediately available internal funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to consummate the transactions contemplated by this Agreement and perform its obligations hereunder (including, without limitation, its obligation to pay the Purchase Price pursuant to Section 1.3).

4.7.                              No Knowledge of Breach.  To the Knowledge of Buyer, none of the representations or warranties of Seller herein is inaccurate or false.

4.8.                              Independent Analysis.  Buyer is an experienced oil and gas company and operator.  It has entered into this Agreement on the basis of its own independent judgment and analysis.  Buyer is the current owner of interests in the vicinity of the NWU and as such has express knowledge concerning the Assets and the NWU.  Buyer is in the business of purchasing and owning oil and gas properties.  Buyer recognizes that Sellers have not made any representation or warranty upon which Buyer is relying in respect to the prospects or operation of the assets subsequent to the Closing Date.  Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, Assets, Liabilities, properties and projected operations of the NWU and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of such investigation and the representations, warranties, covenants and agreements of Sellers set forth herein, including the Schedules hereto.  Such representations and warranties by Sellers constitute the sole and exclusive representations and warranties of Sellers to Buyer in connection with the transactions contemplated hereby, and Buyers acknowledges and agrees that Sellers are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any warranty disclaimed by Sellers in Section 6.  Buyers further acknowledges and agrees that any cost estimates, forecasts, projections or other predictions or forward-looking information that may have been provided to Buyer or any of its employees, agents or representatives were prepared for internal planning purposes only and are not representations or warranties of Sellers, and no assurances can be given that any estimated, forecasted, projected or predicted results will be achieved; provided that the foregoing is not intended to, and shall not, limit the scope of the representations and warranties contained herein.

SECTION 5.  ACTION PRIOR TO THE ADJUSTMENT TIME

Buyers and Sellers covenant and agree to take the following actions between the date hereof and the Adjustment Time:

5.1.                              Operations Prior to the Adjustment Time.  Between the date hereof and the Adjustment Time, Sellers shall use reasonable efforts to operate and carry on the operation of the NWU in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, Sellers shall use their respective reasonable efforts, consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees and others having relations with Sellers in connection with the Assets.

5.2.                              Risk of Loss; Insurance. Sellers, as Unit Operators, have in effect and will keep in full force and effect prior to the Adjustment Time of this Agreement adequate insurance policies and bonds covering the Assets issued by financially responsible insurers at no less than existing levels of coverage.

5.3.                              Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to cause the Closing to occur (including, without limitation, the use of reasonable efforts to execute and deliver any documents reasonably requested by either party hereto and to satisfy such party’s conditions to Closing set forth herein).  Each of Sellers and Buyers will promptly notify the other promptly after learning of the occurrence of any event or circumstance which would reasonably be expected to cause any condition to Closing not to be satisfied.

5.4.                              Confidentiality.  The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect.  Buyers agrees that, if it discovers after the Closing Date that any of its employees possesses any confidential or proprietary document which Buyers is not entitled to possess, it will immediately return such document to Seller or destroy such document (and, upon request, certify as to the destruction thereof).

5.5.                              Notification of Certain Other Matters.  In the event that the Buyers become aware on or prior to the Closing Date (whether by notification by Sellers (or either of them), updating of Schedules or otherwise) of any breach of any representation or warranty of Sellers that but for this Section 5.4 would entitle Buyers to not consummate the Closing (whether due to facts or events occurring subsequent to the execution of this Agreement or facts or events that existed on the date hereof), Buyers shall notify Sellers in writing of any such breach within forty-eight (48) hours after Buyers first becomes aware of such breach, and, to the extent such breach is not cured by Sellers on or prior to the Closing Date, Buyers may terminate this Agreement in accordance with Section 9.1; provided, however, that Buyers shall have no such right to terminate if Buyers fails to deliver written notice to Sellers within the forty-eight (48) hour period described above.   In any case, notwithstanding anything in this Agreement to the contrary, whether Buyers proceeds to consummate the Closing or terminates this Agreement, Buyers shall be deemed to have waived any and all rights, remedies or other recourse against Sellers to which Buyers might otherwise be entitled in respect of such breach.

5.6.                              Employment.  Sellers will terminate all of Sellers’ employees of the NWU effective as of the Adjustment Time.  On or before December 30, 2005, WEP shall offer “at will” employment to all of the then employees of the NWU, whether or not actively employed on the Closing Date (e.g., including employees on vacation and leave of absence, including maternity, family, sick or short-term disability leave, and leave under the Family Medical Leave Act), at the same location where such employee was employed immediately prior to the Closing Date on at least the same wage rates or cash salary levels and levels of responsibility, and on such other terms and conditions that are, in the aggregate, not less favorable than those in effect immediately prior to the Closing Date.  Such offers may be contingent upon consummation of the Closing.  Concurrently with delivery of the offers of employment described above, WEP will provide Sellers with written confirmation that all employees received such offers of employment.

SECTION 6.  ADDITIONAL AGREEMENTS

6.1.                              General Matters.  Buyers and Sellers make the following disclaimers and notifications:

(a)                                  Except as otherwise provided herein there are no express or implied warranties that apply to the transactions contemplated herein.

(b)                                 IT IS EXPRESSLY UNDERSTOOD BY THE PARTIES THAT NEITHER BUYERS NOR EITHER SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO TITLE (EXCEPT AS PROVIDED IN SECTION 3.3 ABOVE) OR THE CONDITION OR STATE OF REPAIR OF THE ASSETS, THEIR VALUE, QUALITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USES OR PURPOSES, NOR AS TO THE CURRENT VOLUME, NATURE, QUALITY, CLASSIFICATION, OR VALUE OF THE HYDROCARBON RESERVES THEREUNDER OR COVERED THEREBY, NOR WITH RESPECT TO ANY APPURTENANCES THERETO BELONGING OR APPERTAINING TO THE ASSETS.  EXCEPT FOR ANY RIGHT TO INDEMNIFICATION FOR BREACH OF ANY EXPRESS REPRESENTATION OR WARRANTY TO THE EXTENT PROVIDED UNDER SECTION 8, BUYERS ACCEPT THE ASSETS IN “AS IS, WHERE IS” CONDITION AND SUBJECT TO ANY AND ALL OBLIGATIONS, DUTIES, LIABILITIES, RESTRICTIONS, LIMITATIONS, WAIVERS AND OBLIGATIONS RELATING THERETO.  WITHOUT LIMITATION OF THE FOREGOING, BUYERS HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES BUYERS MAY HAVE AGAINST EITHER SELLER AND/OR THEIR RESPECTIVE ASSOCIATED PARTIES ARISING FROM SAME INCLUDING, WITHOUT LIMITATION, ANY RIGHTS AND REMEDIES BUYERS MAY HAVE AGAINST EITHER SELLER PURSUANT TO CALIFORNIA’S UNFAIR PRACTICES ACT (CALIFORNIA BUSINESS AND PROFESSIONS CODE SECTIONS 17200, ET SEQ.).

(c)                                  BUYERS ACKNOWLEDGES AND AGREES THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL AND GAS, AND THAT MATERIALS ASSOCIATED THEREWITH MAY HAVE BEEN STORED, KEPT, DISPOSED OF, ON OR IN THE ASSETS. BUYERS ACKNOWLEDGES THAT EQUIPMENT, PLANTS, BUILDINGS, STRUCTURES, IMPROVEMENTS, ABANDONED AND OTHER TANKS

AND PIPING, STORAGE FACILITIES, GATHERING AND DISTRIBUTION LINES, WELLS AND OTHER PETROLEUM PRODUCTION FACILITIES AND APPURTENANCES MAY BE LOCATED THEREON.  BUYERS ACKNOWLEDGES THAT THERE HAVE BEEN SPILLS OF CRUDE OIL, PRODUCED WATER AND OTHER MATERIALS IN THE PAST ON AND IN THE ASSETS. IN ADDITION, SOME PRODUCTION EQUIPMENT MAY CONTAIN ASBESTOS AND NORM. IN THIS REGARD, BUYERS EXPRESSLY ACKNOWLEDGES AND AGREES THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS MAY CONTAIN NORM AND THAT NORM-CONTAINING MATERIAL MAY BE BURIED AND OTHERWISE DISPOSED OF ON THE ASSETS.  BUYERS ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE EQUIPMENT AND LAND WHERE IT MAY BE FOUND AND BUYERS ASSUMES ALL LIABILITY AND EXPENSE FOR SUCH ASSESSMENT, REMOVAL, AND DISPOSAL OF ANY SUCH MATERIALS AND ASSOCIATED ACTIVITIES.

6.2.                              Data. All data, evaluations, reports, and any other information, heretofore or hereafter furnished Buyers by Sellers concerning any or all of the Assets, and the operation thereof, have been and shall be furnished solely for Buyers’ convenience and have not constituted and shall not constitute a representation or warranty of any kind by Sellers, and any reliance thereon by Buyers shall be at Buyers’ sole risk and liability.  Neither Seller represents or warrants the accuracy or completeness of any information, data or materials furnished to Buyers with respect to this transaction.

6.3.                              Hazardous Substances.  The California Health and Safety Code (California Health and Safety Code Section 25359.7) provides that any owner of nonresidential real property who knows, or has reasonable cause to believe, that any release of Hazardous Substances has come to be located on or beneath the real property shall, prior to the sale of that real property, give written notice of that condition to the Buyers. The term “Hazardous Substances” includes without limitation, hazardous waste and substances which are commonly used or contain material commonly used in oil field operations. This subsection shall serve as notice from Sellers to Buyers that some concentrations of Hazardous Substances may have come to be located hereon or under the Assets.

6.4.                              Seismic Hazards.  Some or all of the Assets may be situated in a Seismic Hazard Zone as designated under the Seismic Hazards Mapping Act (California Public Resources Code Sections 2690-2699.6).  Buyers and Sellers agree that Buyers has been notified by Sellers that the Assets are, or may be, within a Seismic Hazard Zone for all purposes related to this Agreement.

6.5.                              Earthquake Zone. Some or all of the Assets may be situated in an Earthquake Fault Zone under the Alquist-Priolo Earthquake Fault Zoning Act (California Public Resources Code Sections 2621-2630) and the construction or development on the Assets of any structure for human occupancy may be subject to the findings of a geologic report prepared by a geologist registered in California, unless such report is waived by the City or County of Los Angeles under the terms of said Act.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSING

7.1.                              No Delay. The Parties hereby covenant that they shall each maintain their respective corporate or limited liability company status and shall assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated herein.

7.2.                              Related Agreements.  The sale of the Assets will be subject to all oil, gas, and mineral leases, assignments, subleases, farm-out agreements, unit agreements, joint operating agreements, joint venture agreements, pooling agreements, letter agreements, easements, rights-of-way, gathering and transportation agreements, sales agreements, and other agreements concerning or pertaining to such interests, including, without limitation, the Unit Agreement and the Unit Operating Agreement (“Related Agreements”), to the extent that they are binding on the Assets or either Seller or their respective successors or assigns.

7.3.                              Conditions Precedent To Obligations Of Buyers. The obligations of Buyers under this Agreement shall, at the option of Buyers, also be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)                                  No Termination.  Buyers shall not have terminated this Agreement pursuant to Section 9.1.

(b)                                 Deliveries by Sellers. Sellers shall have delivered to Buyers at Closing all the items specified to be delivered by Sellers in Section 2.3.

(c)                                  No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 7.3, Buyers may waive any one or more of such conditions and proceed with the Closing.

7.4.                              Conditions Precedent To Obligations Of Seller. The obligations of Seller under this Agreement shall, at the option of Seller, also be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a)                                  No Termination.  Sellers shall not have terminated this Agreement pursuant to Section 9.1.

(b)                                 Delivery by Buyers. Buyers shall have delivered to Seller at Closing all the items specified to be delivered by Buyers in Section 2.2.

(c)                                  No Injunction. There shall not be in effect on the Closing Date any Court Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

(d)                                 Third-Party Notifications and Approvals.  The sale of the Assets may require the approval or consent of lessors, joint interest owners, farm-outs, sublessors, assignors, grantors, parties to agreements, governmental bodies having jurisdiction, or other third parties.  Receipt of such consents and approvals shall be a condition precedent to Sellers’ obligations to close this transaction but shall not be a condition precedent to Buyer’s obligations.  Buyer shall promptly prepare and send notices to the holders of any such required consent.  Sellers shall cooperate with Buyers’ efforts to obtain such consents by timely providing such data (operations experience, financial information, etc.) as may be reasonably requested by any party from whom consent is required, as well as making people available for any meetings that may be requested by such party from whom consent is required.  However, failure to obtain any consent shall not be grounds for termination of this Agreement by Buyer or delay the Closing if such condition is waived by Sellers.

(e)                                  Replacement of Guarantees and Letters of Credit.  Buyers shall have obtained replacement arrangements (which shall include a full and complete release of Seller and its Affiliates), of any and all guarantees, letters of credit, performance bonds or other indebtedness of Seller and/or its Affiliates relating exclusively or primarily to the NWU as set forth on Schedule 7.4, which arrangements (and evidence thereof) shall be reasonably satisfactory to Seller.

(f)                                    Insurance Policy.  Buyers shall have provided Sellers with evidence that Buyers have arranged for either one or more policies of Commercial General Liability Insurance (Claims Made Basis) to insure its activities with respect to the NWU Unit Operations or one or more separate endorsements for the NWU Unit Operations on its existing policy or policies, including, but not limited to, pollution liability and coverage for sudden and accidental leaks or spills (“Insurance”) for Buyers’ ownership and/or operation of the NWU in an amount of at least Ten Million Dollars ($10,000,000) per accident or occurrence, with a policy aggregate totaling at least Ten Million Dollars ($10,000,000), from insurance carriers having a Best’s Rating of not less than A-, with an endorsement naming Sellers as the additional insureds, with severability of interest clause (gross liability) and waiver of subrogation against Sellers which shall be primary as to any other existing, valid, and collectible insurance, self-insurance, or fronting policy of insurance. The policies evidencing the insurance must provide that (a) covered liabilities include liabilities resulting from Buyers’ activities relating to oil and gas operations and (b) Buyers’ activities relating to the Plugging Obligations, and (c) ”pollution” includes, but is not limited to, sudden and accidental oil spills and other contaminant spills, but does not cover gradual leakage or gradual seepage of petroleum products or other contaminants, into the air or water or onto land.  If requested by Sellers, Buyers shall permit Sellers to examine the insurance policies, or at such Sellers’ option, Buyers shall furnish the requesting company with copies, certified by the carriers, of insurance policies carried in compliance with requirements hereof, and Buyers shall deliver to Sellers, at least three (3) Business Days before Closing, binding commitments by the insurance companies to issue the policies, and certificates that such policies are in full force and effect within ten (10) days after Closing, together with a copy of each such policy.  Buyers covenant that insurance meeting these requirements will remain in effect with no material changes in coverage or insureds until the latest of the termination of the NWU, the termination of all oil and gas leases which are part of the Assets, or after Buyer has furnished evidence satisfactory to Sellers that the Plugging Obligations have been performed to completion and in accordance with applicable law.  The insurance policy will provide that the insurer will notify Sellers if the premium for the next policy period has not been paid thirty (30) days before expiration of the current policy period.  Each Seller (or either of them) may then, if it chooses, pay the premium on Buyers’ behalf.  If either or both Sellers pays the premium, Buyer must reimburse such party for amounts expended, with interest at twelve percent (12%) or the legal rate, whichever is lower, until the reimbursement is made.  The Insurance in no way limits the obligations of Buyer with respect to any claim for liability resulting from Buyer’s ownership and/or operation of the Assets, oil spills, water spills, Buyer’s performance of the Plugging Obligations, or any other obligations under this Agreement.

Notwithstanding the failure of any one or more of the foregoing conditions in this Section 7.5, Sellers may waive any one or more of such conditions and proceed with the Closing.

SECTION 8.  INDEMNIFICATION

8.1.                              Indemnification by Seller.  After the Closing Date, subject the limitations set forth in this Section 8, each Seller shall indemnify and hold harmless each Buyers Group Member from and against any and all Liabilities and Expenses incurred by such Buyers Group Member in connection with or arising from: (a) any breach of any warranty or the inaccuracy of any representation of such Seller contained in this Agreement, and (b) any breach by such Seller of, or failure by such Seller to perform, any of its covenants or obligations contained in this Agreement, including the failure to pay any Excluded Liability; provided, however, that the Sellers shall be required to indemnify and hold harmless under clause (a) of this Section 8.1 with respect to Liabilities and Expenses incurred by any Buyers Group Member only to the extent that the aggregate amount of such Liabilities and Expenses with respect to either or both Sellers exceeds One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the “Basket Amount”), and then only in respect of such excess; and provided, further, that the aggregate amount required to be paid by either Seller pursuant to this Section 8.1 shall not exceed five percent (5%) of such Seller’s share of the Purchase Price and shall be payable solely from the Holdback Escrow Account.

8.2.                              Indemnification by Buyers.  After the Closing Date and subject to the limitations set forth in this Section 8, Buyers shall jointly and severally indemnify and hold harmless each Seller Group Member from and against any and all Liabilities and Expenses incurred by such Seller Group Member in connection with or arising from:  (a) any breach of any warranty or the inaccuracy of any representation of Buyers contained in this Agreement, (b) any breach by Buyers of, or failure by Buyers to perform, any of its covenants and obligations contained in this Agreement, or (c) the Assumed Liabilities.

8.3.                              Notice of Claims.

(a)                                  Any Buyers Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.  In addition, any Buyers Group Member seeking indemnification hereunder shall deliver a copy of the Claim Notice to the Escrow Agent concurrent with delivery of the Claims Notice to the Indemnitor.  Except as otherwise provided in Section 10.1 or the Holdback Escrow Agreement, the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 8.3(a) shall not affect such Indemnified Party’s rights under this Section 8 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(b)                                 After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 8 shall be determined:  (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Liabilities and Expenses suffered by it.  In the case of any claim for indemnification made by any Buyers Group Member, the terms and provisions of the Holdback Escrow Agreement shall apply.  All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within thirty (30) calendar days after such final determination.

8.4.                              Third Person Claims.

(a)                                  In order for a Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim; provided, however, that the failure of any Indemnified Party to give such notice promptly as required by this Section 8.4(a) shall not affect such Indemnified Party’s rights under this Section 8 except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.  Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) calendar days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim.  Notwithstanding the foregoing, should a Person be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five (5) calendar days after receipt thereof and shall deliver to the Indemnitor within five (5) calendar days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court proceedings on a timely basis).

(b)                                 In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder;

provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding.   Neither the Indemnitor nor the Indemnified Party may settle or compromise any such proceeding, which settlement or compromise obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement or compromise and such settlement or compromise includes a complete written release of the Indemnified Party from further liability and does not impose any injunctive relief or other operational restrictions on the Indemnified Party.  After any final Court Order shall have been rendered and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within thirty (30) calendar days after the date of such notice.

8.5.                              Limitations.

(a)                                  Any indemnity payment hereunder shall be treated for Tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper or permissible under relevant Tax law, including court decisions, statutes, regulations and administrative promulgations.

(b)                                 No party shall have any liability under this Section 8 for any inaccuracy in or breach of any representation or warranty by such party if the other party or any of its officers, employees, attorneys or other representatives or advisors had actual knowledge on or before the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached.

(c)                                  For purposes of determining the amount of any Liabilities and Expenses, such amount shall be reduced by the amount of any insurance benefits and proceeds (collectively, “Insurance Benefits”) received or otherwise payable to Buyers (or deemed paid to thereto pursuant to the next sentence) in respect of the Liabilities and Expenses (net of any deductible amounts).  For purposes of determining the Insurance Benefits, if Buyers elects not to maintain insurance coverage identical to the insurance coverage maintained by Sellers as of the Closing Date, Buyers shall be deemed to have received Insurance Benefits equal to the greater of the Insurance Benefits it would have received had it maintained such insurance policies in effect after the Closing or the Insurance Benefits it actually receives.

(d)                                 In calculating any Liability or Expense there shall be deducted (i) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third Person with respect thereto; and (ii) any Tax benefit or refund actually received or enjoyed by the applicable Indemnified Party as a result of such Liability or Expense, which Tax benefit shall be calculated based on an assumed rate equal to the highest percent combined federal and state Tax rates applicable to the Indemnified Party.  Any such amounts or benefits received by an Indemnified Party with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor; provided that the Indemnified Party shall not be obligated to pay over any such amount or benefit in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

(e)                                  Except for remedies that cannot be waived as a matter of Law and injunctive and provisional relief, if the Closing occurs, this Section 8 shall (in the absence of fraud) be the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Assets contemplated hereby.  In furtherance of the foregoing, Buyers and Sellers hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable Law, any and all Actions it or they may have against Seller or Buyers, as the case may be, arising under or based upon any Law (including, without limitation, (i) any such Actions arising under or based on common law or otherwise, and (ii) any and all claims for Liabilities and Expenses or contribution arising under any Environmental Law).

(f)                                    No party hereto shall have any liability for any special, exemplary, punitive or consequential damages (including loss of profit or revenue) suffered or incurred by any Buyers Group Member or Seller Group Member, as the case may be.

(g)                                 Seller shall have no liability under any provisions of this Agreement for any Liabilities and Expenses to the extent that such Liabilities and Expenses relate to actions taken or omitted to be taken by Buyers or any of its Affiliates with the respect to the Assets after the Closing Date.

8.6.                              Mitigation.  Each of the parties agrees to take all reasonable steps to mitigate their respective Liabilities and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Liabilities and Expenses that are indemnifiable hereunder.

8.7.                              Subrogation.  Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Section 8, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third-parties with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall assign any such rights to the Indemnitor.

8.8.                              No Offset.  The obligations hereunder of Seller, on the one hand, and Buyers, on the other hand, are independent of the obligations of the other hereunder and shall not be subject to any right of offset, counterclaim or deduction.

SECTION 9.  TERMINATION

9.1.                              Termination.

(a)                                  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated only as follows:

(i)                                     by Sellers or either of them, by giving joint written notice to Buyers on or after December 30, 2005, if Closing has not occurred and any of the conditions set forth in Section 7.4 is not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Sellers or either of them;

(ii)                                  by Buyers, by giving joint written notice to Sellers on or after December 30, 2005, if Closing has not occurred and any of the conditions set forth in Section 7.3 is not satisfied or waived by such date, unless such satisfaction has been frustrated or made impossible by any act or failure to act by Buyers;

(iii)                               by Sellers or either of them, by giving written notice to Buyers at any time, if Buyers has breached any representation, warranty, covenant or agreement contained in this Agreement and such breach has not been cured on or before the Closing Date;

(iv)                              by Buyers, by giving joint written notice to Sellers at any time, if Sellers or either of them have breached any representation, warranty, covenant or agreement contained in this Agreement that results in a Material Adverse Effect and such breach has not been cured on or before the Closing Date; or

(v)                                 by mutual written agreement of Sellers and Buyers.

(b)                                 In the event of termination of this Agreement pursuant to Section 9.1(a) above:

(i)                                     Each party shall return to the other party or destroy all documents concerning confidential information of the other party (and, upon request, certify as to the destruction thereof);

(ii)                                  No party shall have any liability or further obligation to the other party hereunder, except for obligations of confidentiality and non-use with respect to the other party’s confidential information, which shall survive the termination of the Agreement, and no party shall be entitled to any monetary damages or injunctive relief (including specific performance) as a result of such termination, or any indemnification under Section 8; provided, however, that in no event shall any termination of this Agreement limit or restrict the rights and remedies of any party hereto against any other party which has willfully breached any of the agreements or other provisions of this Agreement prior to the termination hereof; and

(iii)                               The provisions of Sections 5.4 (Confidentiality), 10.2 (No Public Announcement), 10.3 (Notices), 10.6 (Entire Agreement), 10.7 (Interpretation), 10.10 (Expenses), 10.12 (Counterparts), 10.13 (Governing Law) and 10.14 (Jurisdiction) shall remain in full force and effect.

SECTION 10.  GENERAL PROVISIONS

10.1.                        Survival of Covenants, Representations and Warranties.  No covenant or agreement contained herein to be performed prior to the Closing Date shall survive the Closing Date unless otherwise expressly agreed by the parties and any covenant and agreement to be performed after the Closing Date shall survive the Closing indefinitely, except as otherwise provided herein.  Except as expressly provided otherwise herein, each representation and warranty contained herein shall survive the Closing until, and will expire and be of no force and effect on, the conclusion of six (6) months after the Closing Date.  Notwithstanding the foregoing, if an indemnification claim is properly asserted prior to the expiration as provided in this Section 10.1 of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.  Any investigations by or on behalf of a party hereto shall not constitute a waiver of such party’s right to enforce any representation or warranty or covenant made by the other party contained herein.  Thereafter, except with respect to fraud or willful misconduct, the parties hereto shall, by virtue hereof, be released from any liability whatsoever, including any indemnification obligations under Section 8, with respect to any such representation or warranty and shall, by virtue hereof, waive and release all claims with respect thereto, whether known or unknown, contingent or fixed and whether or not, in any such case, any party hereto (or any Affiliate of such party) or any other Person has actual knowledge of such claims, or facts giving rise to such claims.  In connection therewith, each party hereby expressly waives all rights under any applicable Law.

10.2.                        No Public Announcement.  From the date of this Agreement, neither Buyers nor Seller shall, without the written approval of the other (such approval not to be unreasonably withheld or delayed), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Law, in which case such party shall allow the other party reasonable time to comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with any accounting or Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system.

10.3.                        Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to Sellers, to:

Global Oil Productions, LLC

2209 East I Street

Wilmington, California 90748

Attention:  Michelle Hsueh, Manager

Facsimile: (562) 435-2941

and to

Wilmington Management, LLC

2209 East I Street

Wilmington, California 90748

Attention:  Michelle Hsueh, Manager

Facsimile:  (562) 435-2941

with a copy to:

Sheppard Mullin Richter & Hampton LLP

501 West Broadway, 19th Floor

Attention: Joseph S. Wu, Esq.

Facsimile: (619) 338-6500

If to Buyers, to:

Warren Resources of California, Inc. and

Warren Resources, Inc.

301 East Ocean Blvd., Suite 1010

Long Beach, CA 90802

Attention:  Steven Buchanan

Facsimile:  (562) 951-3546

and to

Warren E&P, Inc.

105 West 3rd Street, Suite 302

Roswell, NM 88201

Attention: Ellis G. Vickers, Esq.,

SVP & General Counsel

Facsimile: (505) 622-5144

or to such other address as such party may indicate by a written notice delivered to the other parties hereto.

10.4.                        Successors and Assigns.  The rights of a party under this Agreement shall not be assignable by such party without the written consent of the other party hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and successors and assigns permitted by this Section 10.4, and the Indemnified Parties under Section 8, any right, remedy or claim under or by reason of this Agreement.

10.5.                        Seller’s Access to Records after Closing.  For a period of six (6) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the NWU (including any books and records relating to Taxes), other than any books and records which are subject to the attorney-client privilege, to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the NWU, including Excluded Liabilities, prior to the Closing Date.  Such access shall be afforded by Buyers upon receipt of reasonable advance notice and during normal business hours in a manner so as to not unreasonably interfere with the operations of the NWU.  Seller shall be exclusively responsible for any costs or expenses incurred by it pursuant to this Section 10.5.  If Buyers shall desire to dispose of any of such books or records prior to the expiration of such six (6) year period, Buyers shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

10.6.                        Entire Agreement; Amendments.  This Agreement, the Schedules and Exhibits referred to herein, the documents delivered on or after the Closing Date pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings, term sheets, heads of terms or letters of intent between or among any of the parties hereto.

10.7.                        Interpretation.

(a)                                  Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(b)                                 The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement.  Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(c)                                  Seller may, from time to time prior to or at the Closing, by notice in accordance with Section 10.3 of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information.  No such supplement, amendment or addition shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects.  It is specifically agreed that such Schedules may be supplemented, amended and/or added to, to add immaterial, as well as material, items thereto.  No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 9.1(a)(iv).  If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or agreement which would have existed if Seller had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 10.7 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.  In such case, Buyers shall be deemed to have waived any and all rights, remedies or other recourse against Seller to which Buyers might otherwise be entitled in respect of such breach, including any rights or remedies under Section 8, and no reduction to the Purchase Price shall be made as a result of any such breach.

(d)                                 For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof”, “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and to all of the Schedules and not to any particular provision, unless otherwise stated, and (iii) the term “including” shall mean “including, without limitation.”

(e)                                  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

10.8.                        Amendments and Waivers.  Any term or provision of this Agreement may be amended or waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such amendment or waiver, including any such amendment to or waiver of this Section 10.8, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

10.9.                        Bulk Sales Laws.  The parties hereby waive compliance with the bulk sales laws of any state in which the Assets are located.

10.10.                  Expenses.  Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, advisors and consultants.

10.11.                  Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

10.12.                  Execution in Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts and via facsimile, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyers.

10.13.                  Governing Law.  This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

10.14.                  Jurisdiction; Waiver of Jury Trial.  The parties hereby agree that any Action arising out of or related to this Agreement shall be conducted only in Los Angeles, California.  Each party hereby irrevocably consents and submits to the exclusive personal jurisdiction of and venue in the federal and state courts located in Los Angeles, California.  Each party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.  Each party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.3.  Nothing in this Section 10.14, however, shall affect the right of any party to serve such summons, complaint or initial pleading in any other manner permitted by Law.

10.15.                  Attorneys’ Fees.  If any Action for the enforcement of this Agreement is brought, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

10.16.                  Time of Essence.  Time is of the essence for each and every provision of this Agreement.

10.17.                  Disclaimer of Warranties.  Sellers makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyers. There is no assurance that any projected or forecasted results will be achieved.  EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE SELLER TRANSACTION AGREEMENTS, SELLERS ARE SELLING THE ASSETS AND ASSIGNING THE ASSUMED LIABILITIES ON AN “AS IS, WHERE IS” BASIS, AND SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED.  SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.  Without limiting the generality of the foregoing, Buyers is thoroughly familiar with the physical condition and state of repair of the Assets and agrees to take title to the Assets “AS IS, WHERE IS” in their current condition and state of repair, subject to reasonable use, wear and tear and natural deterioration between the date hereof and the Closing Date, without any reduction in the Purchase Price or claim of any kind.  Buyers acknowledges that neither Sellers nor any of their respective representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available by Sellers or their respective representatives to Buyers or any Affiliate of Buyers or any other information which is not included in this Agreement and the Seller Transaction Agreements or the Schedules hereto, and neither Sellers nor any of their respective representatives nor any other Person will have or be subject to any Liability to any other Person resulting from the distribution of any such information to, or use of any such information by any Buyers Group Member or any other Person.

10.18.                  References to U.S. Dollars.  All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

10.19.                  Further Assurances.

(a)                                  At and after the Closing Date, and without further consideration therefor, (i) Seller shall execute and deliver to Buyers such further documents, instruments and certificates of conveyance and transfer and shall take, or cause to be taken, all such further actions as Buyers may reasonably request in order to more effectively convey and transfer the Assets from Seller to Buyers and in order to put Buyers in operational control of the NWU, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising Buyers’ rights with respect thereto, and (ii) Buyers shall execute, or shall arrange the execution of, and deliver to Seller such further instruments and certificates of assumption and release as Seller may reasonably request in order to effectively make Buyers responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law.

(b)                                 Buyers and Seller shall cooperate to insure prompt conveyance and delivery by (i) Seller to Buyers of any Asset not conveyed to Buyers at the Closing and (ii) Buyers to Seller of any asset conveyed to Buyers at the Closing or remaining at the NWU that is not an Asset.

10.20.                  No Rescission.  Upon Closing, neither Buyers nor Seller shall be entitled to rescind the purchase of the Assets by Buyers by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

10.21.                  Specific Performance.  Each party acknowledges and agrees that the other party may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each party agrees that the other party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.

SECTION 11.  DEFINITIONS

11.1.                        Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 11.1 and shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounting Arbitrator” is defined in Section 1.7(f).

“Action” means any lawsuit, claim, proceeding, litigation, arbitration, action, investigation, inquiry, cause of action, right of recovery or chose in action.

“Adjustment Time” is defined in Section 1.5(a).

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto.

“Assets” shall mean the following right, title and interest within any and all aspects of the NWU:  Fault Block No. 2, consisting of approximately 1,036 acres of mineral rights in the Wilmington area, bounded by Santa Fe Avenue to the east, Hyatt Avenue to the west, E Street to the south, and O Street to the north, including:  (a) 100% of the working interests in the NWU (subject to royalty burdens of not greater than 18.5%), (b) royalty interests and overriding royalty interests, including rights to acquire the same, owned by Global and/or its affiliates, if any; (c) all existing and future wells drilled or developed on the NWU; (d) all surface rights, estates and properties in, on or relating to the NWU, namely approximately 11.87 acres of properties as identified in Schedule 11.1, as well as all lease, contract and related rights; (e) all personal property, fixtures and field inventory, including pipe, tubing, equipment, rig and related items; and (f) all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, land surveys, proprietary geologic and geophysical data which Sellers have a right to sell or license and if the Sellers do not have the right to sell or license such data, then the Sellers will grant the Buyer access to such data in order to review the same; non-confidential logs; maps; engineering data and reports; reserve studies, evaluations and files and all other books, records, data, files, maps and accounting records related solely to the Assets, or used or held for use solely in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps, accounting records and other materials to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained pursuant to the terms hereof, (ii) computer software (iii) work product of legal counsel and all other privileged materials or communications, (iv) books, records and materials relating to the negotiation and consummation of the sale of the Assets, and (v) books, records and other material relating to Sellers’ internal governance, litigation, Tax Returns, Excluded Assets or Excluded Liabilities; provided, however, that Sellers may retain the originals of such files and other records as may be required for litigation, tax, accounting, and auditing purposes and provide Buyer with copies thereof.

“Assignment and Assumption Agreement” is defined in Section 2.2(b)(i).

“Assumed Liabilities” is defined in Section 1.2(b).

“Basket Amount” is defined in Section 8.1.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Buyers” is defined in the preamble of this Agreement.

“Buyers Group Member” means Buyers and its Affiliates and their respective directors, officers, employees, stockholders, agents, attorneys, consultants, advisors and representatives and their respective successors and assigns.

“Buyers Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyers under this Agreement or in connection herewith.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim Notice” is defined in Section 8.3(a).

“Closing” means the consummation of the transactions contemplated by Section 2.

“Closing Date” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement dated October 31, 2005, between Buyers and Sellers (or their representatives).

“Contract” means any written contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract to which a Seller is a party.

“Court Order” means any judgment, order, writ, decision, injunction, award or decree of any foreign, federal, state, local or other court or tribunal and any ruling or award in any arbitration proceeding.

“Defensible Title” means such title to the Assets as is deducible from public records, is free and clear of Encumbrances other than (i) Permitted Encumbrances and (ii) any other Encumbrance made, done or suffered by, through or under the Sellers, or either of them, which is not reflected in public records.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, deed of trust, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of a similar kind, other than Permitted Encumbrances.

“Environmental Laws” means all past, present and future federal, state, local or foreign laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including, without limitation. protection of the health and safety of employees; or (b) impose liability with respect to any of the foregoing.

“Environmental Obligations” has the meaning set forth in Section 1.2(b)(v).

“Equipment” means all of Sellers’ furniture, fixtures, equipment, and appurtenances associated with or related to the NWU.

“Escrow Agent” and “Escrow” mean, respectively, First American Title Company and the escrow relationship established with the Escrow Agent pursuant to the terms of this Agreement.

“Excluded Assets” is defined in Section 1.1(c).

“Excluded Liabilities” is defined in Section 1.2(c).

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Final Settlement Statement” means the Final Settlement Statement to be delivered by Sellers pursuant to Section 1.7(b).

“Global” means Global Oil Production, LLC, a California limited liability company.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” shall mean any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste (as defined in, or for purposes of, any Environmental Law), whether solid, liquid or gas.

“Holdback Amount” is defined in Section 1.3(d)(ii).

“Holdback Escrow Account” is defined in Section 1.3(d)(ii).

“Holdback Escrow Agreement” means the escrow agreement in the form attached as Exhibit ”E”, to be entered into among Sellers, Buyers and the Escrow Agent.

“Income Taxes” means Taxes imposed on or measured with respect to net income.

“Indemnified Party” is defined in Section 8.3(a).

“Indemnitor” is defined in Section 8.3(a).

“Insurance” is defined in Section 7.5.

“Insurance Benefits” is defined in Section 8.5(c).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Buyer,” “Buyers’ Knowledge” or “Knowledge,” when used in connection with Buyer, means, as to a particular matter, the actual current knowledge of the following persons at Buyers: the Person who has executed this Agreement on behalf of each Buyer entity.

“Knowledge of Seller,” “Sellers’ Knowledge” or “Knowledge,” when used in connection with Sellers, means, as to a particular matter, the actual current knowledge of Michelle Hsueh (without any duty of inquiry).

“Law” means any law, statute, treaty, rule, regulation, ordinance, order, decree, consent decree or similar instrument or determination or award of an arbitrator or a court or any other Governmental Authority.

“Liability (and with correlative meaning, “Liabilities”)” means all obligations, damages, fines, fees, penalties, and other liabilities (or contingencies that have not yet become liabilities), whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including without limitation, any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, claims or demands.

“Material Adverse Effect” means any change, circumstance or effect that does have, or would reasonably be expected to have, a material adverse effect on the Assets, financial condition or results of operations of the NWU or the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall exclude any adverse changes or conditions as and to the extent such changes or conditions relate to or result from (a) public or industry knowledge of the transactions contemplated by this Agreement (including, without limitation, any action or inaction by the Business’ employees and vendors) or (b) general economic conditions or other conditions generally affecting the industry in which Sellers’ Mineral Properties compete.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that has not rendered services domestically to Buyers or Seller, or any Affiliate of either, within twelve (12) months prior to the date hereof.

“NWU” means the North Wilmington Unit of the Wilmington Oil Field located in Los Angeles County, California, as established by the Unit Agreement.

“Oil” means crude oil, distillate, drip gasoline, condensate, and other liquid hydrocarbons.

“Oil in Storage” is defined in Section 1.6(a).

“Operator” means the Person recognized as operator of the NWU by the applicable regulatory agency.

“Party” or “Parties” means Global, Wilmington, WRC, WEP and WRI, individually or collectively.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, or any other Person, necessary for the conduct of, or relating to the operation of, the NWU.

“Permitted Encumbrances” means any or all of the following:

(a)                                  Royalties and any overriding royalties, reversionary interests and other burdens owned by third parties to the extent that they do not, individually or in the aggregate, impair the Sellers’ rights to receive proceeds of production from the Mineral Properties;

(b)                                 The Unit Agreement, the Unit Operating Agreement and any other leases, unit agreements, pooling agreements, operating agreements, and division orders applicable to the Assets that are of record, or subject to which Sellers acquired the Assets;

(c)                                  Preferential rights to purchase the Assets other than any such preferential rights granted by Sellers;

(d)                                 Third-party consent requirements and similar restrictions other than such requirements created by Sellers;

(e)                                  A lien to secure payment of Property Taxes not delinquent and the lien for supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 7.5 of the California Revenue and Taxation Code;

(f)                                    Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law);

(g)                                 Rights to consents by, required notices to, filings with, or other actions by any governmental body in connection with the sale or conveyance of oil and gas leases or interests therein;

(h)                                 Easements, rights-of-way, restrictions, covenants, conditions, servitudes, permits, preferential rights, consent requirements, liens, and other rights and obligations that are of record, that are apparent from physical inspection of the Assets, or subject to which Sellers acquired the Assets;

(i)                                     That certain unrecorded quitclaim mineral deed granted by Louis M. Vidaillet Trust on or about May 16, 2005, in favor of Global Oil Production, LLC;

(j)                                     That certain unrecorded quitclaim mineral deed granted by Ann Marik on or about October 27, 2005, in favor of Global Oil Production, LLC;

(k)                                  That certain unrecorded quitclaim deed executed by Global Oil Production, LLC, on or about June 7, 2001, in favor of Seymour Waterman as Trustee of the Seymour Waterman and Betty Joyce Waterman Intervivos Trust dated January 7, 1982;

(l)                                     That certain unrecorded quitclaim deed and reconveyance easement executed by Topko North Wilmington General Partnership on April 17, 1995, in favor of Russell H. Cox and Beverly J. Cox;

(m)                               That certain unrecorded quitclaim deed executed by Global Oil Production, LLC, on November 17, 2005, in favor of Dennis Debritz; and

(n)                                 Any Encumbrance included within the Assumed Liabilities.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plugging Obligations” is defined in Section 1.2(b)(iii).

“Preliminary Settlement Statement” means the Preliminary Settlement Statement to be delivered by Sellers pursuant to Section 1.7(a).

“Production Taxes” means all taxes (other than Property Taxes and income taxes) imposed on or with respect to the production of Oil, gas, or other hydrocarbons or minerals, or the receipt of proceeds from their sale (including severance, production, excise taxes, and the State of California Department of Conservation Tax).

“Property or Properties” means the real property in which and on which the Assets exist or are located, whether in whole or in part

“Property Taxes” means ad valorem taxes (including production-based ad valorem taxes), real property taxes, personal property taxes, the California Mining Rights Tax and similar obligations applicable to the Assets, which will be apportioned between Sellers (on the one hand) and Buyers (on the other hand) as of the Adjustment Time.

“Purchase Price” is defined in Section 1.3.

“Related Agreements” is defined in Section 7.2.

“Seller” is defined in the preamble of this Agreement.

“Seller Group Member” means Seller and its Affiliates and their respective directors, officers, employees, members, stockholders, agents, attorneys, consultants, advisors and representatives and their respective successors and assigns.

“Seller Transaction Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller pursuant to this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, estimated profits, windfall profits, intangible property, occupation, production, emergency excess, capital gains, capital stock, stamp, goods and services, value-added property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

“Tax Arbitrator” is defined in Section 1.4(b).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached Schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Unit Agreement” means the Unit Agreement dated May 1, 1975, recorded as Document Number 3339 on June 2, 1975 in Los Angeles County, California, establishing the NWU, as such agreement has been amended from time to time.

“Unit Operating Agreement” means the Unit Operating Agreement dated May 1, 1975, recorded as Document Number 3340 on June 2, 1975, in Los Angeles County, California, for the North Wilmington Unit, Wilmington Oil Field, which controls operations within the NWU, as such agreement has been amended from time to time.

“Unit Operations” has the meaning ascribed to it in the Unit Agreement.

“WRI” means Warren Resources, Inc., a Maryland corporation.

“WRC” means Warren Resources of California, Inc., a California corporation.

“Well” or “Wells” means wellbores, both abandoned and unabandoned, including oil wells, gas wells, injection wells, disposal wells and water wells.

“WEP” means Warren E&P, Inc., a New Mexico corporation.

“Wilmington” means Wilmington Management, LLC, a California limited liability company.

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the day and year first above written.

SELLERS
Global Oil Production, LLC,
a California limited liability company
By:	Fort Investments, LLC, a California limited liability company, its manager

By:	/s/ Yu-Huai (Michelle) Hsueh
Name: Yu-Huai (Michelle) Hsueh
Title: Manager

Wilmington Management, LLC,
a California limited liability company

By:	/s/ Yu-Huai (Michelle) Hsueh
Name: Yu-Huai (Michelle) Hsueh
Title: Manager

BUYERS
Warren Resources of California, Inc.,
a California corporation

By:	/s/ Lloyd G. Davies
Name: Lloyd G. Davies
Title: President

Warren E&P, Inc.,
a New Mexico corporation

By:	/s/ Lloyd G. Davies
Name: Lloyd G. Davies
Title: Chairman & Chief Executive Officer

Warren Resources, Inc.,
a Maryland corporation

By:	/s/ Norman F. Swanton
Name: Norman F. Swanton
Title: Chairman, CEO & President

EXHIBIT ”A-1”

Assignment, Assumption and Bill of Sale

1

EXHIBIT ”A-2”

Assignment and Assumption of Contracts and Liabilities

1

EXHIBIT ”B”

Quitclaim Deed – Surface Properties

1

EXHIBIT ”C”

Quitclaim Deed – Mineral Properties

1

EXHIBIT ”D”

Change of Operator Form

1

EXHIBIT ”E”

Holdback Escrow Agreement

1